Exhibit (a)(1)(iv)

Form of Notice from the Company to Stockholders

in Connection with the Company’s Acceptance of Shares

Crescent Private Credit Income Corp.

c/o Crescent Cap NT Advisors LLC

11100 Santa Monica Blvd.,

Los Angeles, CA 90025

[DATE]

[STOCKHOLDER NAME/EMAIL ADDRESS]

Dear Stockholder:

This notice serves to inform you that Crescent Private Credit Income Corp. (the “Company”) has received and accepted for purchase your tender of shares of common stock in the Company, par value $0.01 per share (“Shares”).

In accordance with the terms of the tender offer, you will be issued payment in cash in an aggregate amount equal to the net asset value of the tendered Shares as of August 31, 2025 (or such later date as may be determined by the Company if the tender offer is extended, the “Valuation Date”) less the 2.0% “early repurchase deduction” (if applicable).

If you have any questions, please contact the Company’s Transfer Agent, SS&C GIDS, Inc., at 1-866-324-7348.

Sincerely,

Crescent Private Credit Income Corp.